ACCOUNTANTS' CONSENT


We consent to the incorporation by reference in this Registration Statement of ASB Financial Corp. on Form S-8, of our report dated July 12, 1996 (except for Note J, as to which the date is August 20, 1996), accompanying the consolidated financial statements of ASB Financial Corp. for the year ended June 30, 1996.



Grant Thornton LLP

Cincinnati, Ohio
November 12, 1996